Exhibit 10.88

SETTLEMENT AGREEMENT

This settlement agreement (the “Settlement Agreement”) is made as of August 29, 2011, by and among ADA (as herein defined) and Norit (as herein defined). ADA and Norit shall each be referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Norit has commenced the following actions against ADA and others: (a) Norit Americas, Inc. v. ADA-ES, Inc., et al, No. 08-0673 (71st Dist. Ct., Harris County, Tex.) (the “Texas Action”); (b) American Arbitration Association, Case
No. 30-192-Y-00718-09 (the “Arbitration”); (c) Norit Americas Inc. v. Energy Capital Partners I, LP, et al., No. ESX-C-304-09 (N.J. Super. Ct. Ch. Div.) (the “New Jersey Action”) and (d) Petition filed by Norit N.V. in December 2009 against ADA-ES in the Almelo District Court in the Netherlands, No. Case # 108004/HA RK 09-99 (the “Netherlands Action”);

WHEREAS, an interim award dated April 6, 2011 has been issued by the panel of arbitrators in the Arbitration on April 8, 2011 (“Interim Award”) awarding Norit (a) damages in the amount of $37,912,638 as against ADA for breach of the non-solicitation provisions of the MDA (the “Non-Solicitation Award”); (b) a running royalty for a period of eight years against ADA-ES, Inc., ADA Environmental Solutions, LLC, ADA Carbon Solutions, LLC f/k/a Crowfoot Development, LLC, and ADA Carbon Solutions (Red River), LLC f/k/a Red River Environmental Products, LLC for misappropriation of trade secrets, the administration of which is the subject of a mutually agreed-upon stipulated final award to be entered by the Arbitration panel with respect to claims other than the non-solicitation claim (the “Final Running Royalty Award”); and (c) damages as against Stephen Young in the amount of $102,000 and against John Rectenwald in the amount of $150,000 for breach of their employment agreements with Norit (the “Individuals’ Breach of Contract Award”);

WHEREAS, Norit has asserted a claim in the Arbitration that it is entitled to an award of its attorney’s fees, cost and expenses (“Norit’s Costs Claim”), which claim has yet to be determined in the Arbitration;

WHEREAS, the Parties each have denied and continue to deny liability as to any and all claims asserted by any other Party in all of the actions;

WHEREAS, Norit and ADA wish to resolve all disputes and claims against the other, including without limitation, the Non-Solicitation Award, Norit’s Costs Claim, the Texas Action, the New Jersey Action, the Netherlands Action, the Environmental Actions, and the Final Running Royalty Award (the “Settled Claims”), but the Parties specifically do not wish to resolve the Individuals’ Breach of Contract Award;

WHEREAS, Norit, on the one hand, and the AC Joint Venture Entities and ECP, on the other hand, have separately entered into a settlement agreement between and among those parties which, together with this Settlement Agreement, shall resolve all claims, known or unknown, that were asserted or that could have been asserted by those parties against their opponent in, inter alia, the Texas Action, the Arbitration, the New Jersey Action, the Netherlands Action, and certain environmental permitting actions that one of the AC Joint Venture Entities has initiated with respect to Norit (the “Environmental Actions”), with the exception of claims giving rise to the Individuals’ Breach of Contract Award in the Arbitration;

WHEREAS, in exchange for the promises and covenants set forth below, the receipt and sufficiency of which each Party hereby acknowledges, the Parties have agreed to effect a final, full, and complete compromise and settlement of all claims, known or unknown, that were asserted or that could have been asserted by any Party in the Texas Action, the Arbitration, the New Jersey Action, the Netherlands Action, or the Environmental Actions;

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties, intending to be legally bound, agree as follows:

1. Definitions.

(a) “ADA” means collectively and individually, ADA-ES, Inc., a Colorado Corporation, and ADA Environmental Solutions, LLC, a Colorado limited liability company.

(b) “ECP” means collectively and individually Energy Capital Partners, LLC, a Delaware limited liability company; Energy Capital Partners I, LP, a Delaware limited partnership, Energy Capital Partners I-A, LP, a Delaware limited partnership; Energy Capital Partners I-B IP, LP, a Delaware limited partnership; and Energy Capital Partners I (Crowfoot IP), LP, a Delaware limited partnership.

(c) “AC Joint Venture Entities” means collectively and individually ADA Carbon Solutions, LLC f/k/a Crowfoot Development, LLC, a Delaware limited liability company; ADA Carbon Solutions (Red River), LLC f/k/a Red River Environmental Products, LLC, a Delaware limited liability company; Morton Environmental Products, LLC, a Delaware limited liability company; Underwood Environmental Products, LLC, a Delaware limited liability company; Crowfoot Supply Company, LLC, a Delaware limited liability company; and Five Forks Mining, LLC, a Delaware limited liability company.

(d) “Norit” means collectively and individually Norit International N.V. f/k/a Norit N.V., a Netherlands company, and Norit Americas Inc., a Georgia Corporation.

2. Termination of Actions. Upon execution of this Settlement Agreement and the entry of the Final Damage Award and the Final Running Royalty Award as requested by the Parties, the Parties shall take such actions as necessary to promptly terminate any and all actions between Norit, on the one hand, and all of the other Parties, on the other hand (collectively the “Actions”). The Parties shall specifically, and without limitation, undertake the following:

(a) Termination of Arbitration on Settled Claims. Promptly upon execution of this Settlement Agreement (and in any event no more than two business days thereafter), the Parties shall jointly notify the panel in the Arbitration that the Parties have settled all matters and disputes between them, except for the Individuals’ Breach of Contract Award. Furthermore, the Parties shall jointly request that:

(i) The panel immediately issue a final damage award subject to confirmation under 9 U.S.C. § 9, with respect to awarding Norit $7,500,000 in deferred, fixed royalty payments on sales made by ADA over the next three years (the “Final Damage Award”). Norit will promptly petition a Colorado court for a judgment against ADA confirming the Final Damage Award, which petition and entry of judgment ADA will not contest as set forth below. Prior to such petition, ADA and Norit will execute the forbearance agreement referred to in paragraph 5 of this Settlement Agreement that will govern the timing of payments for satisfaction of the Colorado judgment;

(ii) The panel immediately issue the Final Running Royalty Award. The Parties understand and agree that the Final Running Royalty Award, along with the Final Damage Award (defined above), and a separate award to be entered for the Individuals’ Breach of Contract Award, shall resolve all outstanding issues and claims in the Arbitration, and the Parties shall consent to the confirmation of the Final Running Royalty Award once it is entered by the panel in a form that is subject to confirmation under 9 U.S.C. § 9.

(b) Termination of Texas Action. Promptly upon execution of this Settlement Agreement (and in any event no more than two business days thereafter), the Parties shall jointly execute a Stipulation and Proposed Order of Dismissal of Action with Prejudice in the form attached hereto as Exhibit A (the “Stipulation and Order of Dismissal”) to discontinue the Texas Action with prejudice and without costs, disbursements, or legal fees to be paid by any Party to another Party or to any other person. The Stipulation and Order of Dismissal shall be delivered to counsel for ADA to be held in trust until counsel for Norit notifies counsel for ADA that the Initial Settlement Payment described in paragraph 5, below, has been received in the trust account of counsel for Norit and the panel has entered the Final Damage Award, the Final Running Royalty Award, and a final award for the Individuals’ Breach of Contract Award as requested by the Parties. Promptly upon learning that both the Initial Settlement Payment has been received and the panel has entered the final awards (and in any event no more than two business days thereafter), counsel for ADA shall promptly file the Stipulation and Proposed Order of Dismissal. As described in paragraph 5 below, counsel for Norit shall not disburse the Initial Settlement Payment to Norit unless and until the Texas Court has entered the Stipulation and Order of Dismissal.

(c) Termination of the Netherlands Action. Promptly upon execution of this Settlement Agreement (and in any event no more than two business days thereafter), Norit International N.V. through its counsel in the Netherlands shall execute such stipulation, requests or other documents sufficient to effect the dismissal and discontinuation of the Netherlands Action with prejudice and without costs. A copy of such stipulation, requests or other documents will be delivered to counsel for ADA, to be held in trust until counsel for Norit notifies counsel for ADA that the Initial Settlement Payment described in Paragraph 5, below, has been received in the trust account of counsel for Norit and the panel has entered the Final Damage Award and the Final Running Royalty Award as requested by the Parties. Promptly upon learning that both the Initial Settlement Payment has been receved and the panel has entered the final awards (and in any event no more than two business days thereafter), counsel for Norit shall promptly file the original stipulation, requests or other documents executed pursuant to this subparagraph with the Court in Almelo in the Netherlands. Counsel for Norit shall provide counsel for ADA promptly with a copy of the order dismissing the Netherlands Action. As described in paragraph 5 below, counsel for Norit shall not disburse the Initial Settlement Payment to Norit unless and until the Court in Almelo in the Netherlands has entered a dismissal of the Netherlands Action with prejudice and without costs.

(d) Covenant with Respect to Environmental Actions. ADA hereby agrees and covenants that, unless required by applicable law or regulation and for so long as this Settlement Agreement is in effect, it will not interfere, participate in, submit comments to a governmental agency with respect to, file regulatory challenges against, seek an injunction of, initiate or seek the initiation of enforcement actions or proceedings with respect to (including, without limitation, through the filing of a citizen suit or notice of intention to file a citizen suit) or otherwise take any adverse action in relation to Norit or its affiliates’ permits, any attempt by Norit or its affiliates to obtain permits or the benefit of other government programs with respect to Norit and its affiliates’ business activities. To the extent ADA has initiated any such proceedings or actions, and after the panel has entered the Final Damage Award and the Final Running Royalty Award as requested by the Parties, ADA shall terminate those actions or discontinue actions in connection with those activities, as applicable, immediately. Upon entry of the Final Damage Award and the Final Running Royalty Award as requested by the Parties, ADA also agrees to terminate any and all pending Freedom of Information Act (“FOIA”) or similar requests to the Environmental Protection Agency or any State Regulatory Agency that seek information or documents submitted by Norit regarding permitting, or that seek to reclassify the confidential status of same.

3. Scope of Royalty. For the term set forth in Paragraph 4, ADA agrees that it, ADA Carbon Solutions, LLC (“ACS”) and ADA Carbon Solutions (Red River), LLC f/k/a Red River Environmental Products, LLC (“Red River”) (the “Respondents”) shall be jointly and severally liable to pay Norit a running royalty on any amount of any kind received by them for sales of activated carbon anywhere in the world (“Gross Revenues”) that is manufactured, produced, or treated at: (i) the existing activated carbon manufacturing facility located in Coushatta, Louisiana consisting of four contiguous multi-hearth furnaces and the related equipment (the “Red River Plant”); or (ii) any manufacturing facility or plant owned, operated, or controlled, or substantially owned, operated or controlled, directly or indirectly, by Respondents (including the activated carbon treatment facility in Natchitoches, Louisiana and any expansion of the Red River Plant), whether existing now or in the future, in which expansion, facilities or plants any of the Norit Trade Secrets (as identified in the Arbitration) are being used in any material respect; provided, however, Respondents shall not be required to pay royalties on any Gross Revenues for the amount of activated carbon to Luminant Generation Company, LLC (“Luminant”) considered as part of the Non-Solicitation Award.

4. Royalty Term and Rates. To the extent required by the Final Running Royalty Award, ADA agrees that it and the other Respondents shall pay Norit 10.5% of Gross Revenues subject to royalties from June 24, 2010 through June 23, 2013 and 7% of Gross Revenues subject to royalties from June 24, 2013 through June 23, 2018; provided, however, Respondents will only pay 7% of Gross Revenues subject to royalties from June 24, 2010 through June 23, 2013 and 5% of Gross Revenues subject to royalties from June 24, 2013 through June 23, 2018 in the event that the Gross Revenues are generated from the sale of activated carbon produced using the Bromination Trade Secrets identified in the Arbitration in any material respect without using any of the other Norit Trade Secrets. After June 23, 2018, Respondents will not be obligated to pay any royalties with respect to their use of the Norit Trade Secrets.

5. Settlement Payments. In consideration for Norit’s promises contained in this Settlement Agreement, ADA promises to pay (a) $33,000,000 in lump sum damages to counsel for Norit within two (2) business days after execution of this Settlement Agreement; and (b) $7,500,000 in deferred, fixed royalty payments on sales made by ADA over the next three years, which shall be paid in accordance with the Forbearance Agreement entered into in connection herewith and attached as Exhibit B hereto (The $40,500,000 in payments shall be collectively be referred to as the “Settlement Payments”; the $33,000,000 payment shall be referred to as the “Initial Settlement Payment”). Counsel for Norit shall promptly (and in any event no more than two business days thereafter) notify counsel for ADA upon receipt of the Initial Settlement Payment. Counsel for Norit shall hold in escrow and shall not disburse any or all of the Initial Settlement Payment, except to return the payment to ADA under Paragraph 9 of this Settlement Agreement, unless and until the Texas Action and the Netherlands Actions have been dismissed with prejudice and without costs as set forth herein.

(a) The obligation to pay the Settlement Payments is ADA’s alone, and it is not the obligation of any other person. Promptly after the execution of this Settlement Agreement and receipt of the Final Damages Award from the panel, Norit shall commence an action in Colorado state court petitioning the court to confirm the $7,500,000 Final Damage Award, which petition ADA will not contest. Prior to commencing that action, (1) ADA will execute a consent judgment in a form substantially similar to the form attached hereto as Exhibit C, and (2) Norit will execute a forbearance agreement in a form substantially similar to the form attached hereto as Exhibit B, which will forbear any collection activities for as long as ADA pays the Final Damage Award in accordance with the terms outlined in the forbearance agreement. Upon ADA’s payment of the Final Damage Award in compliance with the Forbearance Agreement, Norit will promptly provide ADA with a satisfaction of the Colorado court judgment.

(b) As a further consideration of this Settlement Agreement, Norit consents to ADA’s transfer or relinquishment of its interest in the AC Joint Venture Entities to ECP and/or one or more of the AC Joint Venture Entities, as a result of which ECP shall become the sole owner of the AC Joint Venture Entities and acknowledges that the temporary restrictions on transfer set forth in the Interim Award are no longer applicable to the parties upon the entry of the Final Running Royalty Award as requested by the Parties.

6. Releases.

(a) In consideration of ADA’s promises contained in this Settlement Agreement, effective immediately upon the Panel’s entry of the Final Damage Award and the Final Running Royalty Award as requested by the Parties, Norit, on its own behalf and on behalf of its predecessors, successors, assigns, parent entities, subsidiaries, and affiliates, and each of its past and present directors, officers, partners, members, employees, servants, agents, trustees, insurers, co-insurers, reinsurers, attorneys, and shareholders (the “Norit Releasors”) releases, waives and forever discharges ADA, as well as its predecessors, successors, assigns, parent companies, subsidiaries, and affiliates, and each of their past and present directors, officers, partners, members, employees (excluding John Rectenwald and Steve Young), servants, agents, trustees, insurers, co-insurers, reinsurers, attorneys, and shareholders (collectively the “ADA Releasees”) from and against all actions, causes of action, suits, debts, dues, sums of money, accounts, controversies, agreements, promises, injunctive relief, fees, variances, trespasses, damages, judgments, abstracts of judgments, liens, extents, executions, claims, demands, liabilities, costs, expenses, obligations, contracts, rights to subrogation, rights to contribution, and remedies of any nature whatsoever, in law, admiralty, or equity, in any kind of forum, whether sounding in contract, tort, or otherwise, whether known or unknown (collectively “Claims”), which Claims any or all of the Norit Releasors ever had, now have, or hereafter discover they had against any or all of the ADA Releasees, from the beginning of the world until the date of this Settlement Agreement, which are or were alleged in the Texas Action, the Arbitration, the New Jersey action, the Environmental Actions, and/or the Netherlands Action or that could have been alleged in those Actions and Arbitration (the “Norit Released Claims”); provided, however, that the Norit Releasors do not release ADA from its obligation to pay the Settlement Payments as outlined in the Final Damage Award and the Forbearance Agreement, and they also do not release ADA from its obligation to pay a running royalty on sales of activated carbon as outlined in the Final Running Royalty Award (as defined above). Nothing herein shall release or discharge any Claims that any Party may have in the future for failure to comply with the Final Damage Award, the Final Running Royalty Award (as defined above), or this Settlement Agreement.

(b) In consideration of Norit’s promises in this Settlement Agreement and Norit’s promises in Norit’s separate settlement agreement with the AC Joint Venture Entities and ECP, effective immediately upon the Panel’s entry of the Final Damage Award and the Final Running Royalty Award as requested by the Parties, ADA, on its own behalf and on behalf of its predecessors, successors, assigns, parent entities, subsidiaries, and affiliates, and each of its past and present directors, officers, partners, members, employees, servants, agents, trustees, insurers, co-insurers, reinsurers, attorneys, and shareholders (collectively and individually the “ADA Releasors”) releases, waives, and forever discharges, Norit and its predecessors, successors, assigns, parent companies, subsidiaries, and affiliates, and each of its past and present directors, officers, partners, members, employees, servants, agents, trustees, insurers, co-insurers, reinsurers, attorneys, and shareholders (collectively, the “Norit Releasees”) from and against all actions, causes of action, suits, debts, dues, sums of money, accounts, controversies, agreements, promises, injunctive relief, fees, variances, trespasses, damages, judgments, abstracts of judgments, liens, extents, executions, claims, demands, liabilities, costs, expenses, obligations, contracts, rights to subrogation, rights to contribution, and remedies of any nature whatsoever, in law, admiralty, or equity, in any kind of forum, whether sounding in contract, tort, or otherwise, whether known or unknown (collectively “Claims”), which Claims any or all of the ADA Releasors ever had, now have, or hereafter discover they had against any or all of the Norit Releasees, from the beginning of the world until the date of this Settlement Agreement, which are or were alleged in the Texas Action, the Arbitration, the New Jersey action, the Environmental Actions, and/or the Netherlands Action, or that could have been alleged in those Actions and Arbitration (the “ADA Released Claims”); provided, however, that the ADA/ECP Releasors do not release the Norit Releasees from any Claims arising from the panel’s Final Running Royalty Award (as defined above) entered by the panel. Nothing herein shall release or discharge any Claims that any Party may have in the future for failure to comply with the Final Running Royalty Award, the Final Damages Award (as defined above), or this Settlement Agreement.

7. Effect of Releases. Pursuant to Paragraph 6, the Norit Releasors and the ADA Releasors (collectively, the “Releasors”) shall be deemed to waive any and all provisions, rights, and benefits conferred by any law of the United States or any state or territory of the United States, or principle of common law or foreign law, which may have the effect of limiting the releases set forth above. In particular, the Releasors shall be deemed by operation of law to have relinquished to the full extent permitted by law, the provisions, rights, and benefits of section 1542 of the California Civil Code, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

In addition, the Releasors shall be deemed to relinquish, to the extent they are applicable, and to the full extent permitted by law, the provisions, rights, and benefits of any law of any state or territory of the United States, federal law, or principle of common law or foreign law, which is similar, comparable, or equivalent to section 1542 of the California Civil Code. The Releasors acknowledge that they may discover facts in addition to or different from those now known or believed to be true with respect to the Norit Released Claims and the ADA Released Claims, but that it is the intention of the Releasors to hereby completely, fully, finally, and forever compromise, settle, release, discharge, and extinguish any and all Norit Released Claims and the ADA Released Claims known or unknown, suspected or unsuspected, which now exist or heretofore existed, and without regard to the subsequent discovery or existence of additional or different facts.

8. Bar. The Norit Releasors, on the one hand, and the ADA Releasors, on the other hand, agree, effective immediately upon the panel’s entry of the Final Damage Award and the Final Running Royalty Award as requested by the Parties and or any final awards having substantially the same legal significance and effect, to forever waive and forego any right to commence, prosecute, or assert, on their own behalf or on behalf of another, any claims, cross-claims, or counterclaims in any court or other forum in the United States, the Netherlands, or elsewhere, against the other, whether arising under state, federal, or foreign law, which were alleged or could have been alleged in the Texas Action, the Arbitration, the New Jersey action, the Environmental Actions, and/or the Netherlands Action; provided, however, that the Releasors do not waive and forego any right to commence, prosecute, or assert any claim, cross-claims, or counter-claims in any court or other forum in the United States or elsewhere, on their own behalf or on behalf of another, whether arising under state, federal, or foreign law, relating to or arising from the panel’s Final Running Royalty Award or Final Damages Award in the Arbitration. The Releasors agree that this provision may be enforced by injunction (including an antisuit injunction) by any Releasee, that the damage caused by such unauthorized claims are incapable of being calculated with certainty, and thus appropriate for injunctive relief. If any court or regulatory body fails to dismiss the actions or enter the consent judgments as contemplated herein or otherwise modifies the orders of dismissal or consent judgments attached hereto in a manner that changes the legal rights and obligations of the Parties, the release and bar provided for herein shall operate so as to only permit the Parties to pursue their rights and obligations consistent with this Settlement Agreement and the Final Damage Award and the Final Running Royalty Award.

9. No Admission. Neither the making of this Settlement Agreement nor any of its terms shall be construed as or constitute an admission by any Party of any wrongdoing or liability whatsoever. The Parties agree that this Settlement Agreement shall not be used as evidence in any proceeding except to construe or enforce this Settlement Agreement.

10. Conditions Subsequent. It shall be conditions subsequent to this Settlement Agreement that,

(a) If (i) the panel declines to enter final awards having substantially the same legal significance and effect of the mutually agreed-upon Final Damage Award and Final Running Royalty Award, and unless within five (5) business days thereafter the Parties agree in writing that an award of the panel is acceptable in form and content and that it shall supplant the Final Damage Award and Final Running Royalty Award for all purposes under this Settlement Agreement or (ii) the separate settlement agreement between Norit, the AC Joint Venture Entities and ECP that is materially consistent with the form of settlement disclosed to ADA failes to become effective, any Settlement Payment received by Norit’s counsel shall be returned to counsel for ADA within ten (10) days thereafter, and the Settlement Agreement, including without limitation the releases of claims in Paragraph 6 and the bar in Paragraph 8, shall be rendered null and void ab initio;

(b) If a bankruptcy case under Title 11, United States Code, is filed by or against ADA, on or before the date which is ninety-one (91) days after the date on which amounts referenced in Paragraph 5, if any, are irrevocably collected by Norit, then, at the option of Norit, Norit may declare the compromise and settlement embodied in this Agreement void and of no further force and effect with respect to Norit and ADA and its bankruptcy estate(s). Upon the occurrence of such declaration, Norit shall have the ability to enforce any or all of its rights under the Interim Award, the Final Damages Award, and/or the Final Running Royalty Award against ADA. In the event Norit declares the Settlement Agreement between it and ADA void and of no further effect as provided for under this sub-section, this Settlement Agreement will remain in full force and effect as to Norit, on the one hand, and the AC Joint Venture Entities and ECP, on the other hand.

11. Entire Agreement. This Settlement Agreement constitutes the entire agreement between all of the Parties with regard to the matters set forth herein. Except as explicitly set forth in this Settlement Agreement, there are no representations, warranties, or inducements, whether oral, written, express or implied, that in any way affect or condition the validity of this Settlement Agreement or alter its terms. The Parties acknowledge having been represented by counsel in connection with their decision to enter into this Settlement Agreement, and with respect to any release and waivers contained herein. The Parties acknowledge that the terms of the Settlement Agreement were negotiated at arm’s length and in good faith by the Parties, and reflect a settlement that was reached voluntarily based upon adequate information and after consultation with experienced legal counsel about the meaning and effect of this Settlement Agreement, that they fully understand all of its provisions, and that no Party shall have the right to assert (i) that it was fraudulently induced to enter into this Settlement Agreement, (ii) that this Settlement Agreement, any provision hereof, or any transaction contemplated herein constitutes or gives rise to a violation of law, or (iii) that any representations were made to induce execution of this Settlement Agreement that are not expressly contained herein. All prior negotiations, oral or written, with regard to the matters set forth herein, are superseded by this Settlement Agreement. This Settlement Agreement shall not be modified, amended, or altered except by a written instrument executed by all Parties hereto. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provisions, or any part thereof. The failure of any party at any time to require the performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce same.

12. Miscellaneous.

(a) Authority. Each of the persons executing this Settlement Agreement hereby represents and warrants that he or she is duly authorized to execute this Settlement Agreement.

(b) Governing Law. This Settlement Agreement, and any disputes arising hereunder or controversies related hereto, shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any and all choice of law principles. The Parties expressly agree that the state or federal courts of Delaware shall be the sole and exclusive forum for any dispute arising out of or relating to this Settlement Agreement.

(c) Counterparts. This Settlement Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

(d) Modification. This Settlement Agreement cannot be changed, modified, amended or supplemented except in a subsequent writing that contains the handwritten signature of each of the Parties.

(e) Headers. The paragraph headings contained in this Settlement Agreement are solely for the purpose of reference, are not part of the agreement of the Parties, and shall not in any way affect the meaning or interpretation of this Settlement Agreement.

(f) Successors, Assigns and Intended Third Party Beneficiaries. This Settlement Agreement shall be binding upon and inure to the benefit of each of the Parties and its successors and assigns. Further, the provisions set forth in Paragraph 6 (Release) and Paragraph 8 (Bar) are expressly intended to be for the benefit of the persons covered thereby (excluding without limitation John Rectenwald and Stephen Young) and may be enforced by such persons in their capacity as intended third party beneficiaries of such provisions.

(g) Ambiguities. This Settlement Agreement shall be deemed to have been drafted jointly by the Parties. Accordingly, it is agreed and understood that the rule of construction that ambiguities are to be construed against the drafter shall not apply to this Settlement Agreement. In the event that any wording of this Settlement Agreement is found to be ambiguous, each of the Parties shall have an opportunity to present evidence as to the actual intent of the Parties with respect to any such ambiguous language. As used herein, the word “including” shall mean “including but not limited to.”

(h) Notices. Any notice to be given to one of the Parties hereto shall be in writing and shall be given either by personal delivery, overnight delivery, or by registered or certified mail with return receipt requested (with contemporaneous notice by facsimile) and addressed as follows:

To Norit:

Alston & Bird LLP 1201 W. Peachtree Stree Atlanta, GA 30309 Attn: James Grant Tel.: (404) 881-7859 Email: jim.grant@alston.com

To ADA:

Fox Rothschild LLP 997 Lenox Crive Building 3 Lawrenceville, NJ 08543 Attn: Jonathan R. Lagarenne Tel: (609) 896-4588 Fax: (609) 896-1469

IN WITNESS WHEREOF, this Settlement Agreement has been executed by the Parties hereto as of the day and year first above written.

NORIT INTERNATIONAL NV

By:	/s/ BHF ten Doeschok	By:	/s/ W.W. Beugelinn
Name:	BHF ten Doeschok	Name:	W.W. Beugelinn
Title:	Director	Title:	General Counsel

NORIT AMERICAS INC.

By:	/s/ Ronald D. Thompson
Name:	Ronald D. Thompson
Title:	CEO

ADA-ES, INC.

By:	/s/ Dr. Michael Duhram
Name:	Dr. Michael Duhram
Title:	President and CEO

ADA ENVIRONMENTAL SOLUTIONS, LLC

By:	/s/ Dr. Michael Duhram
Name:	Dr. Michael Duhram
Title:	President and CEO

EXHIBIT 10.88

EXHIBIT A

CAUSE NO. 2008-0673

NORIT AMERICAS, INC.,	§	IN THE DISTRICT COURT OF
§
Plaintiff,	§
§
v.	§
§
ADA-ES, INC., ADA ENVIRONMENTAL	§
SOLUTIONS, LLC, JOHN	§
RECTENWALD, STEPHEN D.	§	HARRISON COUNTY, TEXAS
YOUNG, CROWFOOT DEVELOPMENT,	§
LLC, RED RIVER ENVIRONMENTAL	§
PRODUCTS, LLC, UNDERWOOD	§
ENVIRONMENTAL PRODUCTS, LLC,	§
and MORTON ENVIRONMENTAL	§
PRODUCTS, LLC f/k/a BOWMAN	§
ENVIRONMENTAL PRODUCTS, LLC,	§
§
Defendants.	§	71ST JUDICIAL DISTRICT

STIPULATION AND ORDER OF DISMISSAL OF ACTION WITH PREJUIDCE

The matters in issue in the above-entitled action having been amicably resolved by and between Plaintiff Norit Americas, Inc. (“Plaintiff”) and Defendants ADA-ES, Inc. and ADA Environmental Solutions, LLC (collectively, the “ADA Defendants”), pursuant to the parties’ Confidential Settlement Agreement and Release, it is hereby stipulated and ordered that the claims asserted by Plaintiff against the ADA Defendants and by the ADA Defendants against Plaintiff are hereby dismissed with prejudice, pursuant to TEX. R. CIV. P. 11 and 162. All costs and attorneys’ fees are to be borne by the party incurring same.

SO ORDERED this      day of             , 2011.

HON. WILLIAM T. HUGHEY
PRESIDING JUDGE

CONSENT AS TO FORM AND ENTRY:

_________________________________________

Patrick D. Keating

State Bar No. 00794074

Donald C. Templin

State Bar No. 19771500

Joseph W. Wagner

State Bar No. 24037656

HAYNES AND BOONE, LLP

2323 Victory Ave., Ste. 700

Dallas, Texas 75219

(214) 651-5000 Telephone

(214) 651-5940 Facsimile

Patricia L. Casey

State Bar No. 03959075

HAYNES AND BOONE, LLP

1221 McKinney, Ste. 2100

Houston, Texas 77010

(713) 547-2000 Telephone

(713) 547-2600 Facsimile

Michael C. Smith

SIEBMAN, REYNOLDS, BURG,

PHILLIPS & SMITH, LLP

713 S. Washington Ave.

Marshall, Texas 75670

(903) 938-8900 Telephone

(972) 767-4620 Facsimile

ATTORNEYS FOR PLAINTIFF

NORIT AMERICAS, INC.

_____________________________________________

Bruce D. Oakley

Texas State Bar No. 15156900

George H. Rau, III

Texas State Bar No. 24037335

HOGAN & HARTSON, LLP

700 Louisiana Street, Suite 4300

Houston, Texas 77002

(713) 632-1400 Telephone

(713) 583-7621 Facsimile

ATTORNEYS FOR THE

ADA-ES, INC. AND ADA ENVIRONMENTAL SOLUTIONS, LLC

2

EXHIBIT B

FORBEARANCE AGREEMENT

This forbearance agreement (the “Forbearance Agreement”) is made as of June 3, 2011, by and among (a) Norit Americas Inc. (“Norit”), and (b) ADA-ES, Inc. and ADA Environmental Solutions, LLC (collectively, “ADA”).

WHEREAS, under the terms of a settlement agreement entered into by Norit and ADA on June 3, 2011 (the “Settlement Agreement”), ADA has consented to the confirmation by a Colorado court of an arbitration award in the amount of $7,500,000 to Norit in American Arbitration Association, Case No. 30-192-Y-00718-09 (the “Arbitration Award”) ;

WHEREAS, if ADA fails to pay Norit the amount of $7,500,000 in annual installments of $2,500,000 payable over three years by the anniversary date of the Settlement Agreement ADA will be in breach of the Settlement Agreement;

WHEREAS, as a consequence of the consent judgment confirming the Arbitration Award filed in Colorado by the parties, Norit will have the right to collect $7,500,000 due and owing under the Settlement Agreement as well as interest thereon ;

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, Norit and ADA, intending to be legally bound, agree as follows:

1.	Indebtedness. ADA acknowledges that under the Arbitration Award to which it has consented to confirmation that it is indebted to Norit in the amount of $7,500,000.00 pursuant to the terms of the Settlement Agreement.

2.	Payment of Indebtedness. ADA agrees to pay the $7,500,000 to Norit by making payments to Norit on the following schedule: $2,500,000 on or before June 1, 2012; $2,500,000 on or before June 1, 2013; and $2,500,000 on or before June 1, 2014.

3.	Forbearance. Norit agrees that it shall not pursue post-judgment collection activities against ADA (other than filing the Consent Judgment attached as Exhibit B to the Settlement Agreement with the Clerk of Court) to collect the $7,500,000 that it is owed under the Settlement Agreement, as well as interest, costs, attorney’s fees, and other amounts as appropriate under applicable law, so long as ADA makes timely payments to Norit under the schedule outlined in Paragraph 2 of this Forbearance Agreement. If ADA makes timely payments under the scheduled outline in Paragraph 2 of this Forbearance Agreement, the Consent Judgment shall be marked “satisfied” and ADA will be relieved from any further obligations under this Forbearance Agreement or the Consent Judgment.

IN WITNESS WHEREOF, this Forbearance Agreement has been executed by the Parties hereto as of the day and year first above written.

NORIT AMERICAS INC.

By:
Name:
Title:

ADA-ES, INC.

By:
Name:
Title:

ADA ENVIRONMENTAL SOLUTIONS, LLC

By:
Name:
Title:

2

EXHIBIT C

DISTRICT COURT, COUNTY OF ARAPAHOE

STATE OF COLORADO

NORIT AMERICAS INC.,	)
)
Plaintiff,	)
)
v.	)
)
ADA-ES, INC. and ADA	)
ENVIRONMENTAL SOLUTIONS, LLC,	)
)
Defendants.	)
)

CONSENT JUDGMENT

WHEREAS, Plaintiff Norit Americas Inc. (“Norit”) filed suit against Defendants ADA-ES, Inc., and ADA Environmental Solutions, LLC (collectively, “ADA”) seeking to confirm an award of damages in the amount of $7,500,000.00 granted in a binding arbitration, American Arbitration Association, Case No. 30-192-Y-00718-09 (the “Arbitration Award”);

WHEREAS, ADA is willing to stipulate to the confirmation of the Arbitration Award;

WHEREAS, ADA has consented to a judgment in favor of Norit in the amount of $7,500,000 currently due and owing under the Arbitration Award;

IT IS HEREBY ORDERED, ADJUDGED, AND DECREED that Judgment confirming the Arbitration Award is hereby entered in favor of Norit and against ADA in the following amounts:

a. $7,500,000.00 in principal; and

b. Interest from June 6, 2011, at the maximum rate allowable under Colorado law.

The total Judgment shall bear interest at the maximum rate allowable for judgments under Colorado law from the date of the entry of this Consent Judgment.

SO ORDERED this    day of            ,        .

JUDGE, DISTRICT COURT,
COUNTY OF ARAPAHOE